                               SOUTHERN CALIFORNIA BANK



                                 EXECUTIVE INCENTIVE
                                  COMPENSATION PLAN
                                      FOR 1995



                                     CONFIDENTIAL
                                  February 17, 1995

BUSINESS STRATEGY

Southern California Bank believes our key responsibility is to provide high quality, relationship-based financial services to businesses and consumers within our market area. We work constantly to satisfy our customer needs and to provide services that are convenient, reliable and fairly priced.


TOTAL COMPENSATION PHILOSOPHY

The cornerstone of any effective compensation program is the philosophy on which it is based. Southern California Bank's compensation philosophy is to provide its executives with a TOTAL COMPENSATION PROGRAM, including base salaries, incentives, stock options and benefits that is:

- -      Based on achievement of key results and performance.

- -      True to our organization values and culture.

- -      Highly competitive within the external marketplace.

To accomplish this, we have established base salary levels fully competitive with market rates. Incentives enable you to increase your compensation significantly based on the Bank's annual performance results. Stock options provide the necessary link to increased shareholder value. Benefits consider your needs as well as program costs and tax efficiency.


GOALS OF THE PROGRAM

The goals of our total compensation program are to:

- -      Attract, motivate and retain high-caliber executives.

- -      Make sure we are all working towards those objectives critical to our growth and profitability.

- -      Recognize and reward your contribution to that success.

- -      Inspire teamwork.

- -      Pay above competitive market levels in total compensation based on results.

TOTAL COMPENSATION PROGRAM

Four major elements make up our total compensation program:

- -      Base salary

- -      Incentive compensation

- -      Executive benefits, including deferred compensation

- -      Stock options.

1. BASE SALARY

In pricing our services/products, we consider market conditions and what our competitors charge for similar services/products. Likewise, to determine competitive compensation levels, we look outside to see what other banks Pay for similar jobs.

Competitive compensation levels were obtained through a custom survey and proxy review of banking institutions in Northern and Southern California with assets primarily between $400 million and $1 billion. Based on that data, we have developed base salaries for each executive position and ensured that these salaries reflect competitive compensation levels within our industry peer group.

Your base salary is intended to reflect a compensation level for your individual skills, experience and performance, as well as the competitive level paid for your position within our industry peer group.

Base salaries will be reviewed annually to attempt to ensure that they remain competitive.

2. INCENTIVE COMPENSATION

The 1995 Executive Incentive Compensation Plan is based on how well the Bank performs and how well you, individually, perform.

- -      Bank and individual performance are viewed as independent components of the incentive award. For Managing Committee members, Bank performance is weighted 75% and individual, 25%. For participants other than Managing Committee, Bank performance represents 25% and individual, 75%.

- -      Bank performance will be measured by 1995 average Return on Equity
       (ROE), and receiving satisfactory regulatory examinations.

- -      Individual performance is measured on achievement of specific functional area objectives and management performance.

- -      Target for average ROE has been established for the incentive period,
       January 1, 1995 to December 3 1, 1995.

INCENTIVE AWARD OPPORTUNITY

- -      Target awards, defined as a percentage of base salary, are established for each executive. This is the amount you will receive if the Bank achieves target goals and objectives and your performance is rated at a level of "Achieves Expectations" or greater.

- -      These target awards increase when results exceed the goal and decrease when results are less than the Goal.

- -      Specifically, the elements to be evaluated in calculating executive incentive awards are as follow:

- --------------------------------------------------------------------------------
                     PARTICIPANTS
              ---------------------------
PERFORMANCE   MANAGING       SVP/VP              MEASUREMENT
              COMMITTEE      PARTICIPANTS
              MEMBERS
- --------------------------------------------------------------------------------

BANK          75%            25%          - Satisfaction regulatory examinations
                                          - Achievement of average ROE results
INDIVIDUAL    25%            75%          - "Achieves expectations" level or
                                          greater
                                          - Goal attainment
                                          - Management/team performance

2. INCENTIVE COMPENSATION

    INCENTIVE AWARD OPPORTUNITY (Continued):

- -      The following pages present the incentive earnings schedule and examples of award calculations.

- -      Incentive awards will be paid in cash within 30 days after annual performance figures have been verified by the Bank's external auditors and the CEO and Board of Directors.

                          PROPOSED 1995 INCENTIVE SCHEDULE
                              MANAGING COMMITTEE MEMBER

- --------------------------------------------------------------------------------
                            AVERAGE ROE (75%)          INDIVIDUAL
                                                       PERFORMANCE* (25%)
                  --------------------------------------------------------------
                    1995    Percentage   Percentage    Goal Achievment
                  Attained   Attained    Incentive        Managerial
                     ROE                   Earned
- --------------------------------------------------------------------------------
                    8.89       85%              0%
  THRESHOLD         8.90       85%             50%    "Achieves Expectations"
                    9.14       87%             60%
                    9.45       90%             70%
                    9.87       94%             80%
                   10.19       97%             90%
  TARGET           10.50      100%            100%    100% of Target Award
                   10.92      104%            105%
                   11.34      108%            110%
                   11.76      112%            115%
                   12.18      116%            120%
                   12.50      119%            125%
                   12.92      123%            130%
                   13.34      127%            135%
                   13.76      131%            140%
                   14.18      135%            145%
                   14.60      139%            150%
                   15.02      143%            160%
                   15.65      149%            170%
                   16.38      156%            180%
                   17.01      162%            190%
  MAXIMUM          17.75      169%            200%    "Exceeds Expectations"
                                                      150% of Target Award
- --------------------------------------------------------------------------------

* Individual performance for EVPs will be determined via assessment of performance as done by the CEO and reviewed by the Board Compensation and Benefits Committee; the rating for individual performance of the CEO will be determined by the Chairman of the various Board Committees. Percentage of incentive earned for individual performance component does not accelerate beyond average ROE% attained until Bank achieves target level (100%) of average ROE performance.

                                EXAMPLE OF CALCULATION
                              MANAGING COMMITTEE MEMBER
- --------------------------------------------------------------------------------


                    (Scenario I - Bank Exceeds Average ROE Target)

- --------------------------------------------------------------------------------
ASSUMPTIONS                            PERFORMANCE RESULTS
- --------------------------------------------------------------------------------
- - Base Salary:              $130,000     - Bank receives satisfactory regulatory
                                         exams

- - Target Incentive (25%):    $32,500     - ROE is 108% of goal

- - Target Annual Total Cash: $162,500     - Individual performance "Achieves
                                         Expectations"
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
TARGET INCENTIVE AWARD                     INCENTIVE AWARD CALCULATIONS
- --------------------------------------------------------------------------------
BANK ELEMENT AVERAGE ROE
(75% weighing)

- - Target ROE:      $24,375        108% of Goal     110% x $24,375 =  $26,813

INDIVIDUAL ELEMENT
(25% weighing)

- - Target:      $ 8,125            100% (Achieves   100% x $8,125  =  $ 8,125
               -------            Expectations)                       ------

TOTAL TARGET                                        TOTAL EARNED
 INCENTIVE         $32,500                           INCENTIVE        $34,938
- --------------------------------------------------------------------------------

                                EXAMPLE OF CALCULATION
                              MANAGING COMMITTEE MEMBER
- --------------------------------------------------------------------------------


               (Scenario II - Bank Fails to Attain Average ROE Target)

- --------------------------------------------------------------------------------
ASSUMPTIONS                            PERFORMANCE RESULTS
- --------------------------------------------------------------------------------
- - Base Salary:              $130,000   - Bank receives satisfactory regulatory
                                        exams

- - Target Incentive (25%):    $32,500   - ROE is 85% of goal

- - Target Annual Total Cash: $162,500   - Individual performance "Exceeds
                                       Expectations"
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
TARGET INCENTIVE AWARD                     INCENTIVE AWARD CALCULATIONS
- --------------------------------------------------------------------------------
BANK ELEMENT AVERAGE ROE
(75% weighing)

- - Target ROE:      $24,375        85% of Goal      50% x $24,375 =   $12,188

INDIVIDUAL ELEMENT
(25% weighing)
                                  50% (Exceeds     50% x $8,125  =   $ 4,063
- - Target:          $ 8,125        Expectations)
                   -------

TOTAL TARGET                                       TOTAL EARNED
 INCENTIVE         $32,500                           INCENTIVE       $16,251
- --------------------------------------------------------------------------------

* Percentage incentive earned for individual performance component does not accelerate beyond average ROE % attained until Bank achieves target ROE performance.

                          PROPOSED 1995 INCENTIVE SCHEDULE
                        SENIOR VICE PRESIDENTS/VICE PRESIDENTS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                             AVERAGE ROE (25%)        INDIVIDUAL
                                                      PERFORMANCES* (75%)
              -----------------------------------------------------------------
                    1995     Percentage  Percentage   Goal Achievement
                   Attained  Attained    Incentive    Managerial
                     ROE                 Earned
              -----------------------------------------------------------------
              -----------------------------------------------------------------
                    8.89       85%        0%
- --------------------------------------------------------------------------------
    THRESHOLD       8.90       85%       50%       "Achieves Expectations"
- --------------------------------------------------------------------------------
                    9.14       87%       60%
                    9.45       90%       70%
                    9.87       94%       80%
                   10.19       97%       90%
- --------------------------------------------------------------------------------
       TARGET      10.50      100%      100%       100% of Target Award
- --------------------------------------------------------------------------------
                   10.92      104%      105%
                   11.34      108%      110%
                   11.76      112%      115%
                   12.18      116%      120%
                   12.50      119%      125%
                   12.92      123%      130%
                   13.34      127%      135%
                   13.76      131%      140%
                   14.18      135%      145%
                   14.60      139%      150%
                   15.02      143%      160%
                   15.65      149%      170%
                   16.38      156%      180%
                   17.01      162%      190%
- --------------------------------------------------------------------------------
      MAXIMUM      17.75      169%      200%       "Exceeds Expectations"
                                                   150% of Target Award
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



* Individual performance for SVP/VPs will be determined via assessment of performance as done by the appropriate Management Committee member and reviewed by the entire Managing Committee. Percentage of incentive earned for individual performance component does not accelerate beyond average ROE% attained until Bank achieves target level (100%) of average ROE performance.


                                EXAMPLE OF CALCULATION
                                 SVP/VP PARTICIPANTS
- ------------------------------------------------------------------------------------------------

                    (Scenario I - Bank Exceeds Average ROE Target)

- ------------------------------------------------------------------------------------------------
ASSUMPTIONS                            PERFORMANCE RESULTS
- ------------------------------------------------------------------------------------------------

- - Base Salary:               $ 75,000  - Bank receives satisfactory regulatory
                                         exams

- - Target Incentive (20%):    $ 15,000  - ROE is 116% of goal

- - Target Annual Total Cash:  $ 90,000  - Individual performance "Achieves
                                         Expectations"
- ------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------
TARGET INCENTIVE AWARD                     INCENTIVE AWARD CALCULATIONS
- ------------------------------------------------------------------------------------------------

BANK ELEMENT AVERAGE ROE
(25% weighing)


- - Target ROE:               $ 3,750         116% of Goal        120% x $ 3,750 =        $ 4,500

INDIVIDUAL ELEMENT
(75% weighing)

- - Target:                   $11,250         100% (Achieves      100% x $11,250 =        $11,250
                            -------         Expectations)                               -------

Total Target Incentive      $15,000                             TOTAL EARNED INCENTIVE  $15,750
- ------------------------------------------------------------------------------------------------

                                EXAMPLE OF CALCULATION
                                 SVP/VP PARTICIPANTS
- ------------------------------------------------------------------------------------------




               (Scenario II - Bank Fails to Attain Average ROE Target)


ASSUMPTIONS                                      PERFORMANCE RESULTS
- ------------------------------------------------------------------------------------------
- - Base Salary:               $ 75,000  -  Bank receives satisfactory regulatory
                                          exams

- - Target Incentive (25%):    $ 15,000  -  ROE is 87% of goal

- - Target Annual Total Cash:  $ 90,000  -  Individual performance "Exceeds
                                          Expectations"
- ------------------------------------------------------------------------------------------


TARGET INCENTIVE AWARD                 INCENTIVE AWARD CALCULATIONS
- ------------------------------------------------------------------------------------------
BANK ELEMENT AVERAGE ROE
(25% weighing)

- - Target ROE:        $ 3,750           87% of Goal              60% x $ 3,750 = $ 2,250

INDIVIDUAL ELEMENT
(75% weighing)

- - Target:            $11,250           60% *                    60% x $11,250 = $ 6,750
                     -------           (Exceeds                                 -------
                                       Expectations)

Total Target
  Incentive:         $15,000                                    TOTAL EARNED INCENTIVE:  $ 9,000

- ------------------------------------------------------------------------------------------------


* Percentage incentive earned for individual performance component does not accelerate beyond average ROE % attained until Bank achieves target ROE performance.

3. EXECUTIVE BENEFIT PROGRAMS

The Bank recognizes that the well being of our executives and their families is an important factor in your individual performance and, therefore, to our overall success.

Our benefits and perquisites are designed to provide protection, savings, security, and rest and relaxation. They are also designed to be flexible and tax efficient. These plans are so much a part of our lives that we often take them for granted and forget how valuable they are. Our programs are highly competitive and comprehensive, adding approximately 40% to your annual pay, including:

- -   Deferred Compensation

- -   Medical, dental and vision insurance

- -   401(k) savings plan

- -   Long-term disability insurance

- -   Life insurance

- -   Automobile allowance or leased automobile

- -   Vacations and holidays.


4. STOCK OPTIONS

Our executive stock option program is intended to reward your continued tenure with Southern California Bank and to reward your contributions over time.

Holding options provides you with an excellent opportunity to achieve considerable capital accumulation longer term, and to participate in the Bank's success and growth along with our external shareholders.

Options are most frequently used at the executive level and optionee holdings are reviewed on an annual basis at fiscal year-end when performance-based awards can be made.

                               SOUTHERN CALIFORNIA BANK

                      1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                 Terms and Conditions
- --------------------------------------------------------------------------------




1. PARTICIPATION

Executive positions that are eligible to participate for Plan Year 1995, their targeted incentive award levels and the weighing between Bank and individual performance are listed in EXHIBIT I. Executives must have been employed for at least one full calendar quarter to be eligible for an award under the plan.

2. EFFECTIVE DATE

This program supersedes all previous incentive compensation or bonus plans. It became effective January 1, 1995 and--subject to Southern California Bank's rights as described below to amend, modify or discontinue the program at any time during the specified period--the program will remain in effect until December 31, 1995.

3. PROGRAM ADMINISTRATION

This program is authorized and administered annually by the Compensation and Benefits Committee of the Board of Directors through the Chief Executive Officer
(CEO), with process and procedural assistance from the Executive Vice President, Human Resources. The Board Compensation and Benefits Committee has final authority to interpret the program and to make or nullify any rules and procedures as necessary for proper program administration. Any determination of the Committee about the program will be final and binding on all participants.

4. PROGRAM CHANGES OR DISCONTINUANCE

Southern California Bank has developed this program based on existing business, market and economic conditions; current services; and personnel assignments.

If substantial changes occur at the Bank which affect these conditions, services, assignments, or forecasts, the Compensation and Benefits Committee may add to, amend, modify or discontinue any of the terms or conditions of the program at any time during the program's specified period, provided that this action does not reduce the amount of awards earned before the date of the action. Any modifications to the Plan must be in writing; the Plan cannot be modified orally.

5. INCENTIVE COMPENSATION CALCULATION AND PAYMENT

All incentive awards will be based on a combination of Bank performance and individual performance and the percentages of earned incentive will be calculated using the Incentive Schedule chart for respective participants.

Incentive amounts will be calculated on the actual base salary of the executive as of December 31, 1995, less any bonuses or incentives, car allowances, housing allowances, relocation payments or other non-base compensation elements.

Incentive awards will be paid in cash after the end of the fiscal year and within 30 days after annual performance figures have been verified by the Bank's external auditors and the CEO and Board of Directors.

Any rights accruing to a participant or his/her beneficiary under the program shall be solely those of an unsecured general creditor of Southern California Bank. Nothing contained in the program and no action taken pursuant to the provisions hereof will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Southern California Bank or the CEO and the participant or any other person. Nothing herein will be construed to require Southern California Bank or its CEO or Board of Directors to maintain any fund or to segregate any amount for a participant's benefit.

Incentive payments will be included as compensation in the year paid for determining compensation under benefit programs. Incentive compensation will be considered taxable income to participants in the year paid and will be subject to all legally required withholdings. Actual tax liability is the participant's responsibility.

  Participants must have attained an overall individual performance rating of "Achieves Expectations" for their performance for the Plan Year period to be eligible to receive an incentive award.

  In all cases, the Bank's performance will serve as the threshold for any payments made under this Executive Incentive Plan. If the Bank fails to attain its Regulatory Performances threshold, or if it fails to attain the specified minimum profitability level, no payments will be made to participants even if individual and functional area performance goals have been met and/or exceeded.

6. TERMINATION OF EMPLOYMENT

A participant, to receive his or her award, must be an active full-time employee of Southern California Bank on the last day of the incentive period for which an award is earned (i.e., December 31, 1995).

Voluntary resignation, prior to the end of the incentive period, will serve as a forfeiture of any award. A person being terminated involuntarily will not be eligible for any awards under this plan.

7. NEW HIRES, PROMOTIONS, TRANSFERS, APPROVED LEAVES OF ABSENCE

Participants who are not employed by Southern California Bank at the beginning of the Plan Year may receive a proration of their earned award based on their length of employment, except that an executive hired, transferred or promoted into an eligible position on or after October 1, 1995 will not be eligible for any incentive award under this plan.

Participants who are on an approved Leave of Absence may be eligible for a pro-rated payment of earned incentive awards provided that the leave does not exceed 90 days in length.

8. DISABILITY, DEATH, OR RETIREMENT

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his or her incentive award for the incentive period shall be prorated so that no award shall be earned during the period of long-term disability.

In the event of death, Southern California Bank will pay to the estate or the beneficiary of the participant the pro rata portion of the earned award that the participant would have received if he/she had lived to the end of the Plan Year.

Incentive award payments will be prorated in the event that a participant retires before the end of the Plan Year.

9. MISCELLANEOUS

The Plan will not be deemed to give any participant the right to be retained in the employ of Southern California Bank, which is an "at-will" employer, nor will the Plan interfere with the right of the Bank to discharge any participant for any reason, with or without notice, at any time.

The Plan will not be deemed to constitute a contract of employment with any participant or to be a consideration for the employment of any participant; rather, I understand that Southern California Bank and I have the right to terminate my employment for any reason at any time, and that this policy may be modified only in a written document signed by Southern California Bank's President and CEO.

Participation in the 1995 Executive Compensation Plan does not guarantee participation in future incentive plans or other bonus or profit sharing programs. Plan structures and participation will be determined on a year-to-year basis.

                                                                    EXHIBIT I


                               SOUTHERN CALIFORNIA BANK

                      1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                 TERMS AND CONDITIONS

- --------------------------------------------------------------------------------

                                  ELIGIBLE POSITIONS

    -    President and Chief Executive Officer
    -    EVP/Chief Operating Officer
    -    EVP/Chief Credit Officer
    -    EVP/Corporate Private Banking
    -    EVP/Chief Financial Officer
    -    EVP, Human Resources
    -    SVP, Senior Credit Administrators
    -    SVP, Business/Corporate Banking Managers
    -    VP, Director, Information Services


                                TARGET AWARD STRUCTURE



- --------------------------------------------------------------------------------
                                INCENTIVE CALCULATION     INCENTIVE OPPORTUNITY
                                WEIGHING                   (0% OF BASE SALARY)
                                ---------------------    ------------------------
 POSITION             TARGET                                                 MAX
                       AWARD      BANK    INDIVIDUAL     MINIMUM*  TARGET**  ***
- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------

Pres/CEO                40%       75%       25%            20%      40%       75%
EVP/COO                 30%       75%       25%            15%      30%       56%
EVP/CCO                 25%       75%       25%          12.5%      25%       47%
EVP/CPB                 25%       75%       25%          12.5%      25%       47%
EVP/CFO                 25%       75%       25%          12.5%      25%       47%
EVP-HR                  20%       75%       25%            10%      20%     37.5%
All Others              20%       25%       75%            10%      20%     37.5%
- ---------------------------------------------------------------------------------

* Minimum = minimum thresholds and performance rating of "Achieves Expectations"

** Target = 100% average ROE and performance rating of "Achieves Expectations"

*** Maximum = 200% of Bank average ROE and performance rating of "Exceeds Expectations"

                                SOUTHERN CALIFORNIA BANK

                      1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                 EFFECTIVE JANUARY 1, 1995 THROUGH DECEMBER 31, 1995


                               PARTICIPATION AGREEMENT



I have read and reviewed the 1995 Executive Incentive Compensation Plan, including the Terms and Conditions, and understand their applicability.




- ------------------------------------   -------------------------
Participant's Signature                Date



In the event of my death, any awards payable under this plan shall be payable to the following beneficiary.



- ------------------------------------   -------------------------
Beneficiary Name                       Social Security #


If you are married and the beneficiary you have named is someone other than your spouse, your spouse must sign below to indicate consent to the designated beneficiary.


- ------------------------------------   -------------------------
Signature of Spouse                    Date



141343


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